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                                                                    Exhibit 10.9

                     [Form of Change of Control Agreement]

[Date]



[Name]
[Title]
Callidus Software Inc.
160 West Santa Clara Street, Suite 1400
San Jose, California 95113

Dear     :

This letter modifies any Stock Option Agreement ("Option Agreement") which you may now or hereafter have under the 1997 Stock Option Plan, as amended, of Callidus Software, Inc. (the "Company"). This letter provides for accelerated vesting of the options subject to the Option Agreement (the "Options") under the conditions described below.

In the event that you are "Involuntarily Terminated," except for "Cause," at any time during the period commencing 90 days prior to a "Change of Control" of the Company and ending on the first anniversary of the "Change of Control" of the Company, you shall receive vesting of your Option, over and above the vesting provided for in your Option Agreement, equal to the greater of (i) 50% of the shares subject to the Option which otherwise would have remained unvested immediately following the Change of Control or (ii) that number of shares which otherwise would have vested under the Option Agreement through the first anniversary of the Change of Control, assuming that your employment with the Company would have continued through the date of such anniversary.

      For purposes of the above, "Change of Control" means:

      (i) The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of the "beneficial ownership" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities (it being understood that securities owned by any person on the date hereof shall not be counted against such limit with respect to such person); or

      (ii) A change in the composition of the Board occurring within a rolling two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are members of the Board as of date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or
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            nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board); or

      (iii) A merger or consolidation of the company with any other entity other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (including the parent corporation of such surviving entity)) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or a sale or disposition by the Company of all or substantially all the Company's assets.

The term "Surviving Entity" shall refer to the Company in the case of a Change of Control event described in clause (i) or (ii) above, or the entity surviving the merger, consolidation or sale of substantially all of the assets and continuing with the assets or business of the Company in the case of a Change of Control event described in clause (iii) above.

      For purposes of the above, "Involuntarily Terminated" means any of the following:

      (i)   Your actual termination by the Company;

      (ii) The failure of the Surviving Entity to provide you with principle duties related in nature and responsibility to the principle duties which you had at the Company immediately prior to the Change of Control (it being understood that equivalency of title or reporting relationship shall not be required);

      (iii) The Surviving Entity conditioning your continued employment on your performing your duties at a regular work place located more than 50 miles from your regular work place immediately prior to the Change of Control;

      (iv) The failure of the Surviving Entity to pay you a rate of cash compensation equivalent to your rate of compensation immediately prior to the Change of Control, measured by comparing base salary plus bonuses, commissions and similar incentives on an annualized basis (it being understood that a bonus, commission or similar incentive will be treated as equivalent to the prior year's bonus, commission or similar incentive so long as the dollar amounts and targets are equivalent, regardless of whether you actually achieve the same dollar amounts and targets as in the prior year);

      (v) The failure of the Surviving Entity to assume your Option on substantially the same terms as it exists immediately prior to the Change of Control, or an attempt by the Surviving Entity to modify the vesting schedule of the Option in a manner adverse to you.

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      For purposes of the above, "Cause" means:

      (i) your willful failure to substantially perform your principle duties or gross negligence in the performance of your duties;

      (ii) your conviction of or entry of a plea of guilty or nolo contendere to a felony or other crime causing material harm to the Company; or

      (iii) a willful act by you that constitutes gross misconduct; or

      (iv) an act of fraud or misappropriation of funds or property against the Company.

The modification to the terms of the vesting schedule of your Option(s) as described in this letter has been approved by the Company's Board of Directors and is effective immediately.



Sincerely,






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                                                        Schedule to Exhibit 10.9

The form of Change of Control Agreement filed as Exhibit 10.9 was entered into with the following individuals:

Reed D. Taussig
Christopher W. Cabrera
Daniel P. Welch
Bertram W. Rankin
Robert W. Warfield
Ronald J. Fior
Michael C. Tidd
Michael A. Braun
George James